Exhibit 99.1

ATP Announces 2011 Financial Results and Operations Update

HOUSTON--(BUSINESS WIRE)--March 15, 2012--ATP Oil & Gas Corporation (NASDAQ:ATPG) today released 2011 financial results and an operations update.

Results of Operations

Revenues from oil and gas production were $687.2 million in 2011 compared to $438.0 million in 2010, an increase of 57%. Increased revenues were attributable to increased production volumes and higher oil prices. Production in 2011 was 9.0 million barrels (Bbls) of oil equivalent (MMBoe), 68% oil and condensate compared to 7.7 MMBoe, 58% oil and condensate in 2010, an increase of 17%.

Revenues were $177.7 million in fourth quarter 2011 compared to $141.7 million in fourth quarter 2010. Increased revenues were attributable to higher oil prices and a $3.1 million benefit for royalty relief related to 2010 production.

Production in fourth quarter 2011 was 2.3 MMBoe. Excluding 0.1 MMBoe related to royalty relief, fourth quarter 2011 production was 2.2 MMBoe, 70% oil and condensate compared to 2.3 MMBoe, 67% oil and condensate, in fourth quarter 2010. The decrease was primarily attributable to a natural decline in ATP’s producing wells over the preceding 12 months.

Lease operating expense for fourth quarter 2011 was $20.4 million compared to $43.1 million in fourth quarter 2010. The decrease was primarily related to nonrecurring workover expenses, which were $0.3 million in fourth quarter 2011 compared to $20.1 million in fourth quarter 2010. General and administrative expense was $9.8 million in fourth quarter 2011 compared to $15.7 million in fourth quarter 2010. The decrease was primarily a result of decreased compensation-related expense. Interest expense in fourth quarter 2011 was $76.5 million compared to $76.0 million in fourth quarter 2010.

For fourth quarter 2011, ATP recorded a net loss attributable to common shareholders of $28.5 million or $(0.56) per basic and diluted share compared to a net loss of $206.6 million or $(4.06) per basic and diluted share in fourth quarter 2010. The net loss attributable to common shareholders for fourth quarter 2011 and 2010 was impacted by items analysts sometimes exclude from published estimates. For fourth quarter 2011, those items included an impairment expense of $11.9 million, a gain on exchange/disposal of properties of $26.0 million and unrealized losses of $41.6 million on derivatives contracts. For fourth quarter 2010, the items included an impairment of $48.2 million, an expense of $14.9 million related to direct costs associated with the moratorium on deepwater drilling in the Gulf of Mexico, an unrealized loss on derivatives contracts of $34.1 million and the establishment of a valuation reserve for ATP’s deferred tax assets of $94.8 million.

Cash provided from operating activities in fourth quarter 2011 was $68.5 million compared to a use of cash of $40.0 million in fourth quarter 2010, a positive swing of $108.5 million.

At year-end 2011, ATP’s dollar-denominated limited-term net profits interests (NPI’s) and dollar-denominated overriding royalty interests (ORRI’s) amounted to $379.0 million, a decrease from $388.0 million in third quarter 2011. ATP made payments to NPI and ORRI holders of $52.4 million during the quarter. The decrease was partly offset by the sale of a new $15 million ORRI with an existing investor and by additions to the balance of certain ATP suppliers for work on the Clipper wells (Green Canyon 300 #2 and #4). The suppliers for these wells carried a significant portion of drilling costs with the intent to recoup them through NPI’s in the future. With the completion of the Clipper wells, ATP does not have any future agreements to enter into NPI’s or ORRI’s with its vendors. In the first quarter 2012, ATP expects NPI and ORRI payments to increase from fourth quarter 2011 due to increased production revenue and the effect of new NPI and ORRI transactions with investors.

The following schedule summarizes ATP’s NPI and ORRI activity during fourth quarter 2011.

Summary of Fourth Quarter 2011 NPI and ORRI Activity
(In Thousands)
(Unaudited)

NPI and ORRI balance as of September 30, 2011	$388,017
Additions related primarily to Clipper development	14,939
Addition for incremental override	14,995
Interest accretion	13,395
Payments to NPI and ORRI holders	(52,353)
NPI and ORRI balance as of December 31, 2011	$378,993

Since year-end 2011, ATP has closed $85 million in NPI and ORRI sales, including a $20 million sale that closed today. ATP expects to raise an additional $100 million from an asset sale transaction that is expected to close by the end of March 2012. In addition, ATP has executed and allocated a $155 million expansion of its first lien credit facility and anticipates drawing the funds after the filing of ATP’s 2011 annual report on Form 10-K. Combined with net cash advances from commodity hedging contracts, ATP expects to have raised over $350 million in additional liquidity during first quarter 2012 by quarter end.

Reserves

ATP reported year-end 2011 proved reserves of 118.9 MMBoe compared to 126.4 MMBoe at year-end 2010. ATP reported proved and probable reserves of 194.4 MMBoe at year-end 2011 compared to 211.3 MMBoe at year-end 2010. The changes were primarily a result of production of 9.0 MMBoe in 2011 and revisions to oil and gas reserves. On a Boe basis, ATP reported that oil and natural gas liquids (NGLs) represent 66% of year-end 2011 proved reserves and 65% of proved and probable reserves compared to 59% and 58%, respectively, at year-end 2010.

ATP reported a year-end 2011 SEC pre-tax PV-10 value of $4.2 billion for proved reserves and $7.3 billion for proved and probable reserves compared to $2.6 billion and $4.8 billion, respectively, at year-end 2010. This increase is primarily a result of pricing, but other factors include timing and an increase in oil and NGL reserves.

ATP will post to its web site the independent engineers’ letters that accompany the reserve reports by March 16, 2012.

Production and Operations Update

Production for first quarter 2012 is expected to fall within the range of 1.8 – 2.1 MMBoe. The Mississippi Canyon (“MC”) 942 A-3 (#2) well, the fourth well at ATP’s Telemark Hub, began production in late February 2012. ATP continues to see positive results from this well. For part of the first quarter, ATP has been required to temporarily shut in production at the Telemark Hub’s MC 941 A-1 and A-2 wells due to rig moves, workovers and required safety precautions. ATP is recompleting the MC 941 A-2 well, which requires ATP to shut in the well while an additional oil sand, the B sand, is completed. The completion operation is expected to lead to a substantial increase in the well’s productivity beginning in second quarter 2012. Upon completion of this operation, ATP also intends to complete a sleeve shift operation at the MC 941 A-1 well, which is expected to add approximately 1.5 MBoe per day to production beginning in second quarter 2012.

Capital spending for 2012 includes ongoing expenditures related to ATP’s Telemark Hub described above and the completion of the Clipper pipeline targeted for completion in late third quarter or early fourth quarter 2012. Once installed, this pipeline will connect the two Clipper wells to a host platform. The wells were completed and tested at a combined rate of 16 MBoe per day, net to ATP, in 2011. Other 2012 capital spending projects include continued construction of the Octabuoy floating production platform which will serve the Cheviot project, additional wells late in 2012 at the Gomez field and ATP’s first well in the deepwater offshore Israel area.

ATP expects to fund these projects through cash flow and additional sources of liquidity already announced or planned, such as the expansion of its first lien and selection of partners to join in property developments.

Hedging Update

A detailed hedging contracts schedule is provided near the end of this press release. During fourth quarter 2011 and first quarter 2012, ATP continued to add crude oil swaps for 2012 and 2013 volumes. In addition to standard swaps, ATP entered into a crude oil prepaid swap transaction during fourth quarter 2011 for 146,400 barrels at a price of $100.41. Subsequent to fourth quarter 2011, ATP has added a net 306,000 Bbls of crude oil prepaid swaps at an average price of $98.36. During future settlement months, ATP will deliver cash to the counterparty based on prevailing market prices, which may be higher or lower than those paid to ATP.

During first quarter 2012, ATP entered into basis swaps for 825,000 Bbls in 2012 at an average price spread of $12.34 and 820,000 Bbls in 2013 at an average price spread of $4.60. The basis swaps pay out based on the price spread between LLS (Louisiana Light Sweet), which is an approximate basis for most of ATP’s production, and WTI (West Texas Intermediate), which is the basis for certain ATP hedges.

ATP received $14.7 million in net cash advances from commodity price derivative contracts in fourth quarter 2011 and has received $19.4 million net so far in first quarter 2012.

During first quarter 2012, ATP entered into swaption agreements amounting to a net 365,000 Bbls in 2013 at an average strike price of $96.50 in January 2012. ATP receives cash up front and in exchange the counterparty receives the option to enter into a swap at a later date.

ATP's selected financial data schedule below contains additional information on the company's activities for fourth quarter 2011 and comparable 2010 period.

Selected Financial Data	Three Months Ended		Year Ended
(Unaudited)	December 31,		December 31,
	2011	2010	2011	2010

Production
Natural gas (MMcf)	4,613	4,486	17,264	19,151
Gulf of Mexico	4,107	3,676	15,095	15,899
North Sea	506	810	2,169	3,252
Oil and condensate (MBbls)	1,510	1,538	6,111	4,471
Gulf of Mexico	1,509	1,537	6,107	4,464
North Sea	1	1	4	7
Natural gas, oil and condensate
MMcfe	13,675	13,716	53,930	45,978
MBoe	2,279	2,286	8,988	7,663

Average Prices
Natural gas (per Mcf)	$4.12	$4.84	4.77	$4.83
Gulf of Mexico	3.58	4.11	4.23	4.53
North Sea	8.47	8.13	8.55	6.32
Oil and condensate (per Bbl)	105.07	78.04	98.98	72.94
Natural gas, oil and condensate
Per Mcfe	$12.99	$10.33	$12.74	$9.11
Per Boe	77.96	61.98	76.45	54.66

Gain (Loss) on Oil and Gas Derivatives ($000's)
Natural gas contracts
Realized or settled during the period	$1,876	$2,807	$2,996	$9,238
Unrealized	3,668	(7,037)	6,495	(3,288)
Oil and condensate contracts
Realized or settled during the period	(7,433)	(5,931)	(15,613)	(11,923)
Unrealized	(45,270)	(27,056)	31,313	(16,446)
Total	(47,159)	(37,217)	25,191	(22,419)

Year-End 2011 Conference Call

ATP Oil & Gas Corporation (NASDAQ: ATPG) will host a conference call on Friday, March 16th at 12:30 pm CDT to discuss the company’s fourth quarter results followed by a Q&A session.

Year-End Results Conference Call

Date: Friday, March 16, 2012

Time: 1:30 pm EDT; 12:30 pm CDT; 11:30 pm MDT and 10:30 pm PDT

ATP invites interested persons to listen to the live webcast on the company’s website at www.atpog.com. Phone participants should dial 888-554-1422. A digital replay of the conference call will be available at 888-203-1112, ID# 4364330, for a period of 24 hours beginning at 5:00 pm CDT.

About ATP Oil & Gas Corporation

ATP Oil & Gas is an international offshore oil and gas development and production company with operations in the Gulf of Mexico, Mediterranean Sea and the North Sea. The company trades publicly as ATPG on the NASDAQ Global Select Market. For more information about ATP Oil & Gas Corporation, visit www.atpog.com.

Forward-looking Statements

Certain statements included in this news release contain "forward-looking statements" within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. ATP cautions that assumptions, expectations, projections, intentions, plans, beliefs or similar expressions used to identify forward-looking statements about future events may, and often do, vary from actual results and the differences can be material from those expressed or implied in such forward looking statements. Some of the key factors which could cause actual results to vary from those ATP expects include, without limitation, volatility in commodity prices for crude oil and natural gas, the condition of the capital markets generally, as well as ability to access them, the timing of planned capital expenditures, uncertainties in estimating reserves and forecasting production results, operational factors affecting the commencement or maintenance of producing wells, and uncertainties regarding environmental regulations or litigation and other legal or regulatory developments affecting its business. ATP assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law. While ATP does not file reports with the SEC containing probable and possible reserve quantities, ATP occasionally will include them in news releases, presentations and discuss such reserves publicly. ATP and its independent third party reservoir engineers use the term “probable” to describe volumes of reserves potentially recoverable through additional drilling or recovery techniques that, by their nature, are more speculative than estimates of proved reserves. Any estimates of reserves in this news release have been prepared by our independent third party engineers. More information about the risks and uncertainties relating to ATP's forward-looking statements is found in the company's SEC filings or website, www.atpog.com.

CONSOLIDATED BALANCE SHEETS
(In Thousands)
(Unaudited)
	December 31,
	2011	2010
Assets
Current assets:
Cash and cash equivalents	$65,678	$154,695
Restricted cash	20,113	30,270
Accounts receivable (net of allowance of $225 and $225, respectively)	70,628	92,737
Deferred tax asset	480	8,191
Derivative assets	2,194	1,688
Other current assets	28,050	26,408
Total current assets	187,143	313,989

Oil and gas properties (using the successful efforts method of accounting):
Proved properties	4,875,232	4,291,440
Unproved properties	22,945	20,402
	4,898,177	4,311,842
Less accumulated depletion, depreciation, impairment and amortization	(1,760,756)	(1,407,206)
Oil and gas properties, net	3,137,421	2,904,636

Restricted cash	10,000	10,000
Deferred financing costs, net	40,873	48,353
Other assets, net	13,337	13,124
Total assets	$3,388,774	$3,290,102

Liabilities and Equity
Current liabilities:
Accounts payable and accruals	$265,620	$230,703
Current maturities of long-term debt	33,848	21,625
Asset retirement obligation	52,536	43,386
Deferred tax liability	138	-
Derivative liability	68,816	37,893
Current maturities of other long-term obligations	113,657	86,521
Total current liabilities	534,615	420,128

Long-term debt	1,976,157	1,857,784
Other long-term obligations	451,797	472,500
Asset retirement obligation	115,981	123,472
Deferred tax liability	27,493	16,956
Derivative liability	522	6,425
Total liabilities	3,106,565	2,897,265

Temporary equity-redeemable noncontrolling interest	115,820	140,851
Temporary equity-convertible preferred stock, $0.001 par value	70,055	-

Shareholders' equity:
Convertible preferred stock, $0.001 par value	222,681	140,000
Common stock, $0.001 par value	52	51
Additional paid-in capital	529,669	570,739
Accumulated deficit	(548,765)	(356,866)
Accumulated other comprehensive loss	(106,392)	(101,027)
Treasury stock, at cost	(911)	(911)
Total shareholders' equity	96,334	251,986
Total liabilities and equity	$3,388,774	$3,290,102

CONSOLIDATED INCOME STATEMENTS
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010
Revenues:
Oil and gas production	$177,690	$141,748	$687,208	$437,997

Costs, operating expenses and other:
Lease operating	20,448	43,121	122,202	132,544
Exploration	185	(90)	1,251	1,174
General and administrative	9,800	15,679	43,242	43,948
Depreciation, depletion and amortization	67,221	62,036	298,574	220,657
Impairment of oil and gas properties	11,935	48,189	57,639	63,267
Accretion of asset retirement obligation	3,843	3,408	15,000	13,827
Drilling interruption costs	-	14,933	19,691	23,647
Loss on abandonment	(158)	4,596	3,916	4,829
Gain on exchange/disposal of properties	(26,000)	300	(27,000)	(26,720)
	87,274	192,172	534,515	477,173
Income (loss) from operations	90,416	(50,424)	152,693	(39,176)

Other income (expense):
Interest income	39	105	223	696
Interest expense, net	(76,528)	(75,991)	(326,411)	(222,104)
Derivative income (expense)	(47,158)	(37,218)	25,191	(22,419)
Gain (loss) on debt extinguishment	4	2,855	1,095	(75,316)
	(123,643)	(110,249)	(299,902)	(319,143)

Loss before income taxes	(33,227)	(160,673)	(147,209)	(358,319)

Income tax (expense) benefit:
Current	1,327	789	1,327	859
Deferred	19,389	(40,782)	(19,395)	35,414
	20,716	(39,993)	(18,068)	36,273

Net loss	(12,511)	(200,666)	(165,277)	(322,046)
Less income attributable to the redeemable noncontrolling interest	(9,668)	(3,148)	(26,622)	(15,503)
Less convertible preferred stock dividends	(6,312)	(2,828)	(18,583)	(11,248)
Net loss attributable to common shareholders	$(28,491)	$(206,642)	$(210,482)	$(348,797)

Net loss per share attributable to common shareholders:
Basic	$(0.56)	$(4.06)	$(4.12)	$(6.88)
Diluted	$(0.56)	$(4.06)	$(4.12)	$(6.88)

Weighted average number of common shares:
Basic	51,127	50,838	51,077	50,715
Diluted	51,127	50,838	51,077	50,715

CONSOLIDATED CASH FLOW DATA
(In Thousands)

	Twelve Months Ended
	December 31,
	2011	2010
Cash flows from operating activities:
Net loss	$(165,277)	$(322,046)
Adjustments to operating activities	365,634	293,492
Changes in assets and liabilities	(3,266)	(8,726)
Net cash provided by (used in) operating activities	197,091	(37,280)

Cash flows from investing activities:
Additions to oil and gas properties	(436,910)	(598,108)
Proceeds from disposition of properties	27,000	17,053
Decrease (increase) in restricted cash	10,157	(29,766)
Net cash used in investing activities	(399,753)	(610,821)

Cash flows from financing activities:
Proceeds from senior second lien notes	-	1,492,965
Proceeds from first lien term loans	59,400	147,000
Proceeds from term loan facility - ATP Titan assets	91,000	238,750
Proceeds from term loans	-	46,000
Payments of term loans	(25,375)	(1,263,727)
Deferred financing costs	(4,561)	(62,937)
Proceeds from preferred stock issuances, net of costs	149,866	-
Purchase of capped-call options on ATP common stock	(26,500)	-
Proceeds from other long-term obligations	85,326	231,888
Payments of other long-term obligations	(180,848)	(102,818)
Distributions to noncontrolling interest	(45,961)	(14,250)
Preferred stock dividends	(15,098)	(11,276)
Derivative contracts, net	67,129	-
Other financings, net	(42,534)	(11,180)
Exercise of stock options/warrants	205	3,609
Net cash provided by financing activities	112,049	694,024

Effect of exchange rate changes on cash and cash equivalents	1,596	(189)

Increase (decrease) in cash and cash equivalents	(89,017)	45,734
Cash and cash equivalents, beginning of year	154,695	108,961
Cash and cash equivalents, end of year	$65,678	$154,695

Derivatives Schedule
(Unaudited)
	2012					2013
	1Q	2Q	3Q	4Q	FY	1Q	2Q	3Q	4Q	FY
Gulf of Mexico

Natural Gas Swaps
Volumes (MMMBtu)	1,365	-	-	-	1,365	-	-	-	-	-
Price ($/MMBtu)	$4.64	-	-	-	$4.64	-	-	-	-	-

Natural Gas Calls
Volumes (MMMBtu)	910	910	920	920	3,660	-	-	-	-	-
Price ($/MMBtu)	$5.30	$5.30	$5.30	$5.50	$5.35	-	-	-	-	-

Crude Oil Swaps
Volumes (MBbls)	834	751	759	759	3,102	315	228	230	230	1,003
Price ($/Bbl)	$109.16	$97.36	$97.36	$97.36	$100.53	$103.60	$108.88	$108.88	$108.88	$107.22

Prepaid Crude Oil Swaps (1)
Volumes (MBbls)	208	268	202	104	783	-	-	-	-	-
Price ($/Bbl)	$-	$-	$-	$-	$-	-	-	-	-	-

Crude Oil Basis Swaps
Volumes (MBbls)	-	273	276	276	825	270	182	184	184	820
Basis Price ($/Bbl, LLS - WTI)	$-	$15.25	$10.90	$10.90	$12.34	$5.47	$4.18	$4.18	$4.18	$4.60

Crude Oil Swaptions (Calls Sold)(2)
Volumes (MBbls)	-	-	-	-	-	90	91	92	92	365
Strike Price ($/Bbl)	-	-	-	-	-	$96.50	$96.50	$96.50	$96.50	$96.50

North Sea
Natural Gas Swaps
Volumes (MMMBtu)	455	455	460	460	1,830	180	-	-	-	180
Price ($/MMBtu)(3)	$9.49	$8.26	$8.26	$10.13	$9.03	$11.28	-	-	-	$11.28
							-	-	-

The above are ATP's financial and physical commodity contracts outstanding as of March 14, 2012
Additional hedges, derivatives and fixed price contracts, if any, will be announced during the year.
(1)

ATP received cash proceeds at closing averaging approximately $105.03 per barrel. During the future contract settlement months, ATP will pay cash based on the prevailing market prices in effect at that time, which may be more or less than ATP is paid.

(2)	Call swaptions sold to a third party that allows the third party to exercise and enter into a swap with ATP at the strike price.
(3)	Assumes currency translation rate of 1.60 USD per GBP which approximates the rate as of March 14, 2012

Cash Payments Related to Other Long-term Obligations
(In Thousands)
(Unaudited)

	Three Months	Twelve Months
	Ended	Ended
	December 31,	December 31,
	2011	2011
Net profits interests	$38,669	$149,240
Dollar-denominated overriding royalty interests	13,684	108,332
NPI and ORRI payments	52,353	257,572
Gomez pipeline financing	5,428	21,847
Vendor deferrals	1,390	35,848
Total payments	$59,171	$315,267	(1)

(1) Includes principal of $180,848 and interest of $134,419. The weighted average effective interest rate on our other long-term obligations was 18.9% as of December 31, 2011.

Other Long-term Obligations
(In Thousands)
(Unaudited)

	December 31,	December 31,
	2011	2010
Net profits interests	$336,669	$331,776
Dollar-denominated overriding royalty interests	42,324	52,825
Total NPI and ORRI obligations	378,993	384,601
Gomez pipeline obligation	71,676	73,868
Vendor deferrals – Gulf of Mexico	17,493	7,096
Vendor deferrals – North Sea	94,710	90,874
Other	2,582	2,582
Total	565,454	559,021
Less current maturities	(113,657)	(86,521)
Other long-term obligations	$451,797	$472,500

CONTACT:
ATP Oil & Gas Corporation, Houston
Chairman and CEO
T. Paul Bulmahn, 713-622-3311
or
Chief Financial Officer
Albert L. Reese Jr., 713-622-3311
www.atpog.com